Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports First Quarter 2023 Results
First Quarter 2023 Highlights - comparisons to the prior year quarter
•Net earnings per diluted share increased 22% to $2.06
◦Decreased 21% to $2.12, excluding mark-to-market losses on technology investments in both years
•Net earnings increased 18% to $597 million
◦Decreased 23% to $615 million, excluding mark-to-market losses on technology investments in both years
•Deliveries increased 9% to 13,659 homes
•New orders decreased 10% to 14,194 homes; new orders dollar value decreased 18% to $6.4 billion
•Backlog decreased 29% to 19,403 homes; backlog dollar value decreased 33% to $9.0 billion
•Total revenues increased 5% to $6.5 billion
•Homebuilding operating earnings decreased to $907 million, compared to operating earnings of $1.1 billion
◦Gross margin on home sales decreased 570 basis points ("bps") to 21.2%
◦S,G&A expenses as a % of revenues from home sales improved 10 bps to 7.4%
◦Net margin on home sales decreased 560 bps to 13.8%
•Financial Services operating earnings of $78 million, compared to operating earnings of $91 million
•Multifamily operating loss of $22 million, compared to operating earnings of $5 million
•Lennar Other operating loss of $41 million, compared to operating loss of $403 million
•Homebuilding cash and cash equivalents of $4.1 billion
•Years supply of owned homesites improved to 1.9 years, compared to 2.7 years
•Controlled homesites increased to 68%, compared to 63%
•No outstanding borrowings under the Company's $2.6 billion revolving credit facility
•Homebuilding debt to total capital improved to 14.2%, compared to 18.3%
•Repurchased 2 million shares of Lennar common stock for $189 million
(more)

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Miami, March 14, 2023 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 28, 2023. First quarter net earnings attributable to Lennar in 2023 were $597 million, or $2.06 per diluted share, compared to first quarter net earnings attributable to Lennar in 2022 of $504 million, or $1.69 per diluted share. Excluding mark-to-market losses on technology investments in both years, first quarter net earnings attributable to Lennar in 2023 were $615 million or $2.12 per diluted share, compared to first quarter net earnings attributable to Lennar in 2022 of $800 million or $2.70 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “During the quarter, we saw a generally strong economy at the intersection of high inflation and strong employment numbers, while the housing market continued down a winding road of trying to find its footing. In December, interest rates and sticker shock continued to constrain sales activity, while in January and early February, lower interest rates energized sales. In late February, a spike in interest rates impacted website and community traffic and had a slight impact on sales. The Federal Reserve stayed its course of raising interest rates to cool inflation, though has yet to reach desired results. Homebuyers are considering the possibility that today’s interest rate environment may be the new normal. Accordingly, the housing market continues shifting as growing household and family formation continued to drive demand against a chronic supply shortage.”
Mr. Miller continued, "Against this backdrop, we are pleased to announce our first quarter results which reflect execution of our previously articulated operating strategies. In the first quarter, our earnings were $597 million, or $2.06 per diluted share, compared to $504 million, or $1.69 per diluted share for the first quarter last year. Excluding mark-to-market losses on our technology investments, first quarter earnings were $615 million, or $2.12 per diluted share, compared to $800 million, or $2.70 per diluted share for the first quarter last year, a 23% and 21% decrease year over year, respectively.”
“Consistent with our clear strategy of maintaining sales pace, our home deliveries were 13,659, up 9% over last year, and above the high end of our guidance estimate given at the beginning of the quarter. Concurrently, in order to drive sales, we moderated homebuilding gross margin to 21.2% and carefully managed homebuilding S,G&A expenses of 7.4%, leading to a 13.8% net margin. Our gross margin declined by 570 basis points year-over-year as we adjusted the price of both our new home sales and homes in backlog to market to promote deliveries and reduce cancellation rates.”
“We also matched our sales pace to starts pace and drove sales by 'pricing to market' to turn inventory, generate cash, and maximize returns. Accordingly, our new orders in the first quarter were down 10%, year over year, which compares favorably to reported market conditions, including a cancellation rate of 21%, compared to 10% last year. Our sales volume and pricing have clearly been impacted by rising interest rates, but there remains a significant national shortage of housing, especially workforce housing, and there is still demand as we navigate the rebalance between price and interest rates.”
“We have also remained very focused on our balance sheet and liquidity. Accordingly, at quarter end, we had homebuilding debt to capital of 14.2%, the lowest in our history, no borrowings on our $2.6 billion revolver and

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cash of $4.1 billion. With liquidity of approximately $6.7 billion and no debt maturing until next fiscal year, our balance sheet has never been in a stronger position.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, "Much of our balance sheet and inventory management progress was driven by the execution of our land strategy, while simultaneously driving sales, deliveries and managing production. Our ending community count for the quarter was 1,217, which was up slightly from year-end. We continued to make significant progress on our land light strategy. This was evidenced by our years supply of owned homesites improving to 1.9 years from 2.7 years and our controlled homesite percentage increasing to 68% from 63% year over year.”
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, "During the quarter, consistent with our strategy of cost control and cycle time reduction, our homebuilding machine continued to be intensely focused on carefully managing production. Our cycle time during the quarter was up slightly sequentially, but we believe it will improve in the back half of the year as the improving supply chain and labor picture will positively impact our production times. Our quarterly starts and sales pace were 3.7 homes and 3.9 homes per community, respectively, and we ended the first quarter with approximately 1,300 completed, unsold homes, about one home per community, demonstrating our focus on inventory management.”
Mr. Miller concluded, "As we have seen over the past quarters, interest rates are fluctuating and are likely to continue to move, and the housing market will continue to rebalance pricing and interest rates. While we have a clear-cut strategy of execution, we will only give broad boundaries for deliveries and gross margin. For the second quarter of 2023, the range for deliveries will be between 15,000 to 16,000 homes and gross margin will be 21.0% to 21.5%. For the full year 2023, the range for deliveries will be between 62,000 to 66,000 homes. We continue to fortify our balance sheet with significant liquidity and operate from a position of strength, enabling us to continue to execute on our core strategies and outperform in periods of uncertainty.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2023 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2022
Homebuilding
Revenues from home sales increased 7% in the first quarter of 2023 to $6.1 billion from $5.7 billion in the first quarter of 2022. Revenues were higher primarily due to a 9% increase in the number of home deliveries. New home deliveries increased to 13,659 homes in the first quarter of 2023 from 12,538 homes first quarter of 2022. The average sales price of homes delivered was $448,000 in the first quarter of 2023, compared to $457,000 in the first quarter of 2022. The decrease in average sales price of homes delivered in the first quarter of 2023 compared to the same period last year was primarily due to pricing to market and product mix as a larger percentage of deliveries occurred in the Company's Texas segment.
Gross margins on home sales were $1.3 billion, or 21.2%, in the first quarter of 2023, compared to $1.5 billion, or 26.9%, in the first quarter of 2022. During the first quarter of 2023, gross margin decreased because revenues per square foot were flat year over year as the Company priced homes to market while costs per square foot increased primarily due to higher materials and labor costs. In addition, land costs increased year over year.

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Selling, general and administrative expenses were $450 million in the first quarter of 2023, compared to $428 million in the first quarter of 2022. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.4% in the first quarter of 2023, from 7.5% in the first quarter of 2022, as the Company focused on improving its leverage combined with the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $79 million ($78 million net of noncontrolling interests) in the first quarter of 2023, compared to $91 million, in the first quarter of 2022. The decrease in operating earnings was primarily due to a lower profit per loan in the Company's mortgage business as a result of lower lock volume.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $22 million in the first quarter of 2023, compared to operating earnings of $5 million in the first quarter of 2022. Operating loss for the Lennar Other segment was $40 million ($41 million net of noncontrolling interests) in the first quarter of 2023, compared to operating loss of $403 million in the first quarter of 2022. Lennar Other operating loss in the first quarter of both 2023 and 2022 was primarily due to unrealized mark-to-market losses on the Company's publicly traded technology investments.
Tax Rate
For the three months ended February 28, 2023 and 2022, the Company had a tax provision of $185 million and $167 million, respectively, which resulted in an overall effective income tax rate of 23.7% and 25.0%, respectively. In the three months ended February 28, 2023, the Company's overall effective income tax rate was lower than last year primarily due to the reinstatement of the new energy efficient homes credit as a result of the enactment of the Inflation Reduction Act during the third quarter of 2022.
Share Repurchases
During the three months ended February 28, 2023, the Company repurchased 2 million shares of its common stock for $189 million at an average share price of $94.59.
Liquidity
At February 28, 2023, the Company had $4.1 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.6 billion revolving credit facility, thereby providing approximately $6.7 billion of available capacity.

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Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the second quarter and fiscal year 2023:

	Second Quarter 2023	Fiscal Year 2023
New Orders	16,000 - 17,000
Deliveries	15,000 - 16,000	62,000 - 66,000
Average Sales Price	$435,000 - $445,000
Gross Margin % on Home Sales	21.0% - 21.5%
S,G&A as a % of Home Sales	7.2% - 7.4%
Financial Services Operating Earnings	$70 million - $75 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; decreased demand for our homes, or for Multifamily rental apartments or single family homes; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2022. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, March 15, 2023. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0606 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,
	2023	2022
Revenues:
Homebuilding	$6,156,305	5,752,205
Financial Services	182,981	176,701
Multifamily	143,523	267,359
Lennar Other	7,620	7,251
Total revenues	$6,490,429	6,203,516

Homebuilding operating earnings	$906,839	1,109,850
Financial Services operating earnings	78,737	90,791
Multifamily operating earnings (loss)	(21,601)	5,427
Lennar Other operating loss	(39,757)	(403,134)
Corporate general and administrative expenses	(126,106)	(113,661)
Charitable foundation contribution	(13,659)	(12,538)
Earnings before income taxes	784,453	676,735
Provision for income taxes	(185,145)	(167,420)
Net earnings (including net earnings attributable to noncontrolling interests)	599,308	509,315
Less: Net earnings attributable to noncontrolling interests	2,774	5,734
Net earnings attributable to Lennar	$596,534	503,581

Average shares outstanding:
Basic	286,074	293,930
Diluted	286,074	293,930

Earnings per share:
Basic	$2.06	1.70
Diluted	$2.06	1.69

Supplemental information:
Interest incurred (1)	$49,577	59,933

EBIT (2):
Net earnings attributable to Lennar	$596,534	503,581
Provision for income taxes	185,145	167,420
Interest expense included in:
Costs of homes sold	49,452	60,158
Costs of land sold	19	117
Homebuilding other income (expense), net	3,574	5,236
Total interest expense	53,045	65,511
EBIT	$834,724	736,512
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,
	2023	2022
Homebuilding revenues:
Sales of homes	$6,093,827	5,721,757
Sales of land	9,718	23,967
Other homebuilding	52,760	6,481
Total homebuilding revenues	6,156,305	5,752,205

Homebuilding costs and expenses:
Costs of homes sold	4,802,843	4,184,864
Costs of land sold	22,077	28,556
Selling, general and administrative	449,794	428,478
Total homebuilding costs and expenses	5,274,714	4,641,898
Homebuilding net margins	881,591	1,110,307
Homebuilding equity in earnings (loss) from unconsolidated entities	3,186	(286)
Homebuilding other income (expense), net	22,062	(171)
Homebuilding operating earnings	$906,839	1,109,850

Financial Services revenues	$182,981	176,701
Financial Services costs and expenses	104,244	85,910
Financial Services operating earnings	$78,737	90,791

Multifamily revenues	$143,523	267,359
Multifamily costs and expenses	148,956	263,737
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(16,168)	1,805
Multifamily operating earnings (loss)	$(21,601)	5,427

Lennar Other revenues	$7,620	7,251
Lennar Other costs and expenses	6,476	5,407
Lennar Other equity in loss from unconsolidated entities, other expense, net, and other gain	(16,947)	(9,808)
Lennar Other unrealized loss from technology investments (1)	(23,954)	(395,170)
Lennar Other operating loss	$(39,757)	(403,134)
(1)The following is a detail of Lennar Other unrealized loss from mark-to-market adjustments on technology investments:

	Three Months Ended
	February 28,
	2023	2022
Blend Labs (BLND)	$586	(7,442)
Hippo (HIPO)	6,632	(124,457)
Opendoor (OPEN)	(7,691)	(143,361)
SmartRent (SMRT)	1,305	(44,363)
Sonder (SOND)	(320)	(506)
Sunnova (NOVA)	(24,466)	(75,041)
	$(23,954)	(395,170)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended February 28,
	2023	2022	2023	2022	2023	2022
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,295	4,082	$1,889,721	1,672,372	$440,000	410,000
Central	2,300	2,521	1,023,619	1,105,929	445,000	439,000
Texas	3,421	2,537	1,016,973	805,630	297,000	318,000
West	3,642	3,392	2,194,022	2,142,204	602,000	632,000
Other	1	6	1,165	5,003	1,165,000	834,000
Total	13,659	12,538	$6,125,500	5,731,138	$448,000	457,000
Of the total homes delivered listed above, 63 homes with a dollar value of $31.7 million and an average sales price of $503,000 represent home deliveries from unconsolidated entities for the three months ended February 28, 2023, compared to 25 home deliveries with a dollar value of $9.4 million and an average sales price of $375,000 for the three months ended February 28, 2022.

	At February 28,		For the Three Months Ended February 28,
	2023	2022	2023	2022	2023	2022	2023	2022
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	346	347	4,277	4,910	$1,851,896	2,133,056	$433,000	434,000
Central	293	298	2,305	3,112	970,098	1,402,138	421,000	451,000
Texas	219	216	3,142	2,766	879,456	921,785	280,000	333,000
West	356	340	4,465	4,954	2,708,326	3,335,932	607,000	673,000
Other	3	3	5	5	3,686	4,628	737,000	926,000
Total	1,217	1,204	14,194	15,747	$6,413,462	7,797,539	$452,000	495,000
Of the total homes listed above, 97 homes with a dollar value of $38.3 million and an average sales price of $394,000 represent homes in seven active communities from unconsolidated entities for the three months ended February 28, 2023, compared to 44 homes with a dollar value of $17.3 million and an average sales price of $393,000 in five active communities for the three months ended February 28, 2022.

	At February 28,
	2023	2022	2023	2022	2023	2022
Backlog:	Homes		Dollar Value		Average Sales Price
East	8,687	9,115	$3,782,500	4,041,347	$435,000	443,000
Central	4,030	5,695	1,801,908	2,617,383	447,000	460,000
Texas	2,418	4,495	699,567	1,569,424	289,000	349,000
West	4,263	8,027	2,740,782	5,328,890	643,000	664,000
Other	5	3	3,685	3,567	737,000	1,189,000
Total	19,403	27,335	$9,028,442	13,560,611	$465,000	496,000
Of the total homes in backlog listed above, 200 homes with a backlog dollar value of $84.4 million and an average sales price of $422,000 represent the backlog from unconsolidated entities at February 28, 2023, compared to 98 homes with a backlog dollar value of $36.6 million and an average sales price of $373,000 at February 28, 2022.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	February 28,	November 30,
	2023	2022
ASSETS
Homebuilding:
Cash and cash equivalents	$4,057,956	4,616,124
Restricted cash	22,504	23,046
Receivables, net	559,939	673,980
Inventories:
Finished homes and construction in progress	11,945,232	11,718,507
Land and land under development	7,459,185	7,382,273
Consolidated inventory not owned	2,223,469	2,331,231
Total inventories	21,627,886	21,432,011
Investments in unconsolidated entities	1,178,802	1,173,164
Goodwill	3,442,359	3,442,359
Other assets	1,412,654	1,323,478
	32,302,100	32,684,162
Financial Services	2,213,421	3,254,257
Multifamily	1,266,777	1,257,337
Lennar Other	790,856	788,539
Total assets	$36,573,154	37,984,295

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,490,808	1,616,128
Liabilities related to consolidated inventory not owned	1,867,373	1,967,551
Senior notes and other debts payable, net	4,033,335	4,047,294
Other liabilities	2,937,472	3,347,673
	10,328,988	10,978,646
Financial Services	1,317,775	2,353,904
Multifamily	283,380	313,484
Lennar Other	87,724	97,894
Total liabilities	12,017,867	13,743,928
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,834	25,608
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,503,789	5,417,796
Retained earnings	19,350,060	18,861,417
Treasury stock	(468,347)	(210,389)
Accumulated other comprehensive income	3,259	2,408
Total stockholders’ equity	24,418,255	24,100,500
Noncontrolling interests	137,032	139,867
Total equity	24,555,287	24,240,367
Total liabilities and equity	$36,573,154	37,984,295

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 28,
	2023	2022	2022
Homebuilding debt	$4,033,335	4,047,294	4,639,222
Stockholders' equity	24,418,255	24,100,500	20,679,064
Total capital	$28,451,590	28,147,794	25,318,286
Homebuilding debt to total capital	14.2%	14.4%	18.3%

Homebuilding debt	$4,033,335	4,047,294	4,639,222
Less: Homebuilding cash and cash equivalents	4,057,956	4,616,124	1,366,597
Net homebuilding debt	$(24,621)	(568,830)	3,272,625
Net homebuilding debt to total capital (1)	(0.1)%	(2.4)%	13.7%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.